Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Third Quarter 2020 Results

–Double Digit Growth in Revenues and Adjusted EBITDA, Led by Construction Products
–Free Cash Flow of $93 Million, Demonstrating Additional Progress on Cash Culture
–Long-Term Vision Advanced with Acquisitions in Construction Products and Engineered Structures

DALLAS, Texas - ARCOSA, Inc. - October 28, 2020:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the third quarter ended September 30, 2020.

Third Quarter Highlights (All comparisons are versus the prior-year quarter unless noted otherwise)
•Revenues increased 10% to $490.0 million
•Net income of $31.2 million and Adjusted Net Income of $33.3 million
•Diluted EPS of $0.64 and Adjusted Diluted EPS of $0.68, unchanged year-over-year
•Adjusted EBITDA increased 12% to $73.0 million
•Operating cash flow of $106.4 million; free cash flow of $93.1 million, with free cash flow conversion of 300% of net income
•Net debt to Adjusted EBITDA of 0.2X, for the trailing twelve months and total liquidity of $563 million, including cash of $189 million

COVID-19 Update
•The health and safety of our employees and the communities in which we operate remains our top concern
•Protocols are enhanced continuously to meet or exceed Centers for Disease Control (CDC) standards and other guidelines
•Plants have continued to operate throughout the crisis
•Our businesses support critical infrastructure sectors, as defined by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency (CISA.gov)

“Our third quarter results demonstrate the overall resilience of our portfolio and our continued progress in repositioning the company around core infrastructure products,” commented Antonio Carrillo, President and Chief Executive Officer. “Our year-over-year revenue and Adjusted EBITDA growth are significant achievements given COVID-related economic uncertainty and an unusual number of major weather events in Houston and on the Gulf Coast.

“Our Construction Products group reported growth across all key metrics, driven by continued strong performance by Cherry and our aggregates business, and our barge business benefitted from significant operating efficiencies that led to impressive margins.

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“Order and inquiry activity was mostly positive during the third quarter, with the exception of liquid barges. We received $154 million of wind tower orders and experienced strong demand across utility, traffic, and telecom structures, and construction activity remained robust in most of our key markets. We have also been encouraged by significantly improved fundamentals in the dry barge market, driven by increased grain movements and higher freight rates. On the other hand, the liquid barge market remains weak as refined products, petrochemicals, and crude oil movements have not yet recovered from the pandemic. We are strategically extending our backlog to stay flexible and allow time for a recovery, while also investing in innovation to drive additional traffic on the inland river system.

“I am excited about the ‘cash culture’ we are building at Arcosa. We generated $93 million of free cash flow in the quarter, which helped fund $53 million of complementary acquisitions plus the $87 million Strata Materials acquisition that closed in October. Strata, which builds on the January 2020 acquisition of Cherry with complementary recycled and natural aggregates, is an excellent strategic fit.”

Carrillo concluded, “As we continue to navigate the COVID-19 environment, I want to thank our team for its exceptional work under extraordinary circumstances. On November 1st, we will celebrate our two-year anniversary as an independent public company. I am honored to lead such a fantastic and resilient team that has performed at a high level over the last two years, delivering strong results and making significant progress advancing our long-term vision.”

Third Quarter 2020 Results and Commentary

Construction Products

•Revenues increased 27% to $146.9 million in the third quarter, despite adverse weather in Houston and on the Gulf Coast that impacted Cherry and other natural aggregates locations.
•Third quarter Adjusted Segment EBITDA increased 40% to $36.8 million, representing a 25.1% margin compared to a 22.6% margin a year ago. The 250 basis-point increase in margin is primarily due to operational improvements and lower fuel costs.
•The Cherry acquisition continued to perform well, driven by healthy demand across natural and recycled aggregates in the Houston area.
•In our natural aggregates business, we experienced strong volumes in Texas from healthy residential and highway demand as well as newly acquired locations. We experienced continued weakness in plants serving oil and gas markets.
•Revenues were lower in our specialty materials businesses primarily due to reduced volumes in our lightweight aggregates business attributed to continued COVID 19-related construction delays.
•Revenues in our trench shoring business decreased 5% year-over-year but increased 12% from the second quarter, as volumes improved sequentially. Our customers remain cautious regarding their capital spending outlook, but sentiment has improved since the onset of COVID-19.

Energy Equipment

•Third quarter revenues were up 6% year-over-year to $222.6 million, driven primarily by higher volumes in wind towers and utility structures and the addition of the traffic and telecom structures businesses acquired this year.
•Adjusted Segment EBITDA decreased 15% to $28.5 million, representing a 12.8% margin compared to a 15.9% margin a year ago. The year-over-year decrease in EBITDA and margin was primarily due to operational challenges in our utility structures business related to COVID-19.

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•The revenue increase was partially offset by lower steel prices in utility structures and a combination of lower volume and selling prices in our storage tank business.
•During the quarter, we received wind tower orders of $154 million for 2021 delivery. Orders and inquiry levels for utility structures and the newly acquired traffic structures business remained strong, extending lead times.
•The combined backlog for wind towers and utility structures increased to $429.3 million from $352.2 million at the end of the second quarter.

Transportation Products

•Third quarter revenues of $120.7 million were unchanged year-over-year. Barge revenues increased 28% driven by increased hopper barge deliveries. Rail Components revenues declined by 51% year-over-year but were roughly flat with the second quarter.
•Adjusted Segment EBITDA increased 38% year-over-year to $22.0 million, representing an 18.2% margin compared to a 13.2% margin a year ago. Barge margins increased due to improved profitability in the backlog and strong operational performance that more than offset weakness in the components business.
•The barge business received orders of $18 million in the quarter, consistent with the level received in the second quarter but well below pre-pandemic levels. We have seen a recent uptick in inquiries, and since the end of the quarter, we have received an additional $32 million of orders for barges to be delivered in 2021.
•The underlying fundamentals for a dry barge replacement cycle remain in place, and the recent strong harvest and improving grain pricing have improved customer confidence.
•Lower demand for refined products including gasoline and jet fuel and low oil prices, have negatively impacted order inquiries for liquid barges, and recovery in the tank barge market will likely depend on the shape and timing of a broader economic recovery.
•The barge backlog was $177.5 million, compared to $258.7 million at the end of the second quarter. Visibility remains solid for the remainder of 2020, and we had approximately $97 million of production visibility for 2021 at the end of the quarter, plus the additional orders we received during October.
•We are taking steps to reduce our capacity to align with lower anticipated production levels in 2021, while remaining flexible to allow time for the fundamentals of the barge business to overcome COVID-related weakness in the market.

Corporate

•Corporate expenses increased $5.5 million to $17.0 million in the third quarter, primarily due to a non-recurring increase in legal expenses of $2.5 million, or $0.04 per share, related to a concluded pre-separation matter.
•Higher non-recurring acquisition-related transaction and integration costs, which are excluded from Adjusted EBITDA and Adjusted EPS, of $1.4 million also contributed to the increase.

Cash Flow and Liquidity

•Operating cash flow was $106.4 million during the quarter; free cash flow was $93.1 million, with free cash flow conversion of roughly 300% of net income.
•We invested $13.3 million in capital expenditures during the quarter.

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•We also invested $53.2 million in two complementary acquisitions during the quarter, including the $25.5 million acquisition of a natural aggregates business in Central Texas and the previously announced $27.7 million acquisition of a telecommunications structures business.
•We returned approximately $4.4 million to shareholders during the third quarter, through $2.4 million in dividends and $2.0 million in share repurchases. At September 30, 2020, we had $32.0 million remaining under our share repurchase authorization.
•We ended the quarter with total liquidity of $562.9 million, including $189.0 million of cash, and net debt to Adjusted EBITDA of 0.2X for the trailing twelve months.
•In October, we acquired Strata Materials (“Strata”), a leading provider of recycled aggregates in the Dallas-Fort Worth area, for approximately $87 million.
•The Strata acquisition was funded with cash resulting in a proforma net debt to Adjusted EBITDA of 0.5X as of quarter end.
•Cash taxes of $21 million during the quarter included approximately $15 million of federal and state income tax payments that were deferred from the first half of the year, following passage of the Coronavirus Aid Relief, and Economic Security Act and similar state provisions.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on October 29, 2020 to discuss 2020 third quarter results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 888-632-3385 for domestic callers and 785-424-1673 for international callers. The conference ID is ARCOSA and the passcode is 272675. An audio playback will be available through 11:59 p.m. Eastern Time on November 12, 2020, by dialing 800-839-5130 for domestic callers and 402-220-2693 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, energy, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products Group, the Energy Equipment Group, and the Transportation Products Group. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic on Arcosa’s customer demand for Arcosa’s products and services, Arcosa’s supply chain, Arcosa’s employees ability to work because of COVID-19 related illness, the health and safety of our employees, the effect of governmental regulations imposed in response to the COVID-19 pandemic; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate Strata, or failure to achieve the expected benefits of the acquisition; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2019, Arcosa's Form 10-Q for the quarter-ended June 30, 2020, Arcosa's Form 10-Q for the quarter-ended September 30, 2020 to be filed on or about October 29, 2020, and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Scott C. Beasley	Gail M. Peck	David Gold
Chief Financial Officer	SVP, Finance & Treasurer	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$490.0	$445.0	$1,476.7	$1,290.0
Operating costs:
Cost of revenues	390.3	356.7	1,178.4	1,035.2
Selling, general, and administrative expenses	57.6	45.5	163.3	132.4
	447.9	402.2	1,341.7	1,167.6
Operating profit	42.1	42.8	135.0	122.4

Interest expense	2.3	1.6	8.4	5.1
Other, net (income) expense	(0.5)	(0.7)	(0.8)	(1.0)
	1.8	0.9	7.6	4.1
Income before income taxes	40.3	41.9	127.4	118.3
Provision for income taxes	9.1	9.2	31.3	26.1
Net income	$31.2	$32.7	$96.1	$92.2

Net income per common share:
Basic	$0.64	$0.68	$1.99	$1.91
Diluted	$0.64	$0.67	$1.97	$1.89
Weighted average number of shares outstanding:
Basic	48.1	47.9	48.0	47.8
Diluted	48.5	48.3	48.5	48.3

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2020	2019	2020	2019
Construction aggregates	$128.8	$96.9	$393.0	$278.5
Other	18.1	19.0	51.5	59.0
Construction Products Group	146.9	115.9	444.5	337.5

Wind towers and utility structures	181.5	159.8	534.8	469.4
Other	41.1	50.4	133.8	154.2
Energy Equipment Group	222.6	210.2	668.6	623.6

Inland barges	99.4	77.5	295.4	193.0
Steel components	21.3	43.1	70.5	140.4
Transportation Products Group	120.7	120.6	365.9	333.4

Segment Totals before Eliminations	490.2	446.7	1,479.0	1,294.5
Eliminations	(0.2)	(1.7)	(2.3)	(4.5)
Consolidated Total	$490.0	$445.0	$1,476.7	$1,290.0

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating profit (loss):	2020	2019	2020	2019
Construction Products Group	$20.8	$16.5	$61.9	$45.3
Energy Equipment Group	20.7	26.6	66.5	79.8
Transportation Products Group	17.6	11.2	47.8	32.1
Segment Totals before Corporate Expenses	59.1	54.3	176.2	157.2
Corporate	(17.0)	(11.5)	(41.2)	(34.8)
Consolidated Total	$42.1	$42.8	$135.0	$122.4

Backlog:	September 30, 2020	September 30, 2019
Energy Equipment Group:
Wind towers and utility structures	$429.3	$563.6
Other	$13.3	$44.3
Transportation Products Group:
Inland barges	$177.5	$363.8

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$189.0	$240.4
Receivables, net of allowance	232.9	200.0
Inventories	289.9	283.3
Other	28.8	33.5
Total current assets	740.6	757.2

Property, plant, and equipment, net	894.8	816.2
Goodwill	776.0	621.9
Intangibles, net	163.2	51.7
Deferred income taxes	15.2	14.3
Other assets	45.2	41.2
	$2,635.0	$2,302.5
Current liabilities:
Accounts payable	$137.1	$90.0
Accrued liabilities	116.4	119.4
Advance billings	54.5	70.9
Current portion of long-term debt	4.2	3.7
Total current liabilities	312.2	284.0

Debt	250.4	103.6
Deferred income taxes	106.8	66.4
Other liabilities	84.0	58.1
	753.4	512.1

Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,695.8	1,686.7
Retained earnings	211.7	122.9
Accumulated other comprehensive loss	(23.0)	(19.7)
Treasury stock	(3.4)	—
	1,881.6	1,790.4
	$2,635.0	$2,302.5

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2020	2019
Operating activities:
Net income	$96.1	$92.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	82.9	63.2
Stock-based compensation expense	14.0	11.1
Provision for deferred income taxes	7.1	14.9
Gains on dispositions of property and other assets	(3.6)	(2.6)
(Increase) decrease in other assets	(7.2)	0.2
Increase (decrease) in other liabilities	7.5	2.4
Other	(0.9)	(1.9)
Changes in current assets and liabilities:
(Increase) decrease in receivables	5.1	86.1
(Increase) decrease in inventories	14.9	(47.7)
(Increase) decrease in other current assets	8.8	(3.2)
Increase (decrease) in accounts payable	37.3	(3.9)
Increase (decrease) in advance billings	(22.5)	(1.2)
Increase (decrease) in accrued liabilities	(12.8)	9.4
Net cash provided by operating activities	226.7	219.0
Investing activities:
Proceeds from dispositions of property and other assets	8.9	4.7
Capital expenditures	(56.9)	(61.0)
Acquisitions, net of cash acquired	(361.7)	(31.1)
Net cash required by investing activities	(409.7)	(87.4)
Financing activities:
Payments to retire debt	(103.8)	(81.0)
Proceeds from issuance of debt	251.4	—
Shares repurchased	(4.0)	(11.0)
Dividends paid to common stockholders	(7.3)	(7.4)
Purchase of shares to satisfy employee tax on vested stock	(3.5)	(4.1)
Other	(1.2)	—
Net cash provided (required) by financing activities	131.6	(103.5)
Net increase (decrease) in cash and cash equivalents	(51.4)	28.1
Cash and cash equivalents at beginning of period	240.4	99.4
Cash and cash equivalents at end of period	$189.0	$127.5

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA and Adjusted Net Income
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. We adjust EBITDA for certain items that are not reflective of the normal earnings of our business (“Adjusted EBITDA”). GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$490.0	$445.0	$1,476.7	$1,290.0

Net income	31.2	32.7	96.1	92.2
Add:
Interest expense, net	2.2	1.3	8.0	4.1
Provision for income taxes	9.1	9.2	31.3	26.1
Depreciation, depletion, and amortization expense(1)	28.2	21.7	82.9	63.2
EBITDA	70.7	64.9	218.3	185.6
Add:
Impact of acquisition-related expenses(2)	1.9	0.4	6.8	2.0
Impairment charge	0.8	—	2.6	—
Other, net (income) expense(3)	(0.4)	(0.4)	(0.4)	—
Adjusted EBITDA	$73.0	$64.9	$227.3	$187.6
Adjusted EBITDA Margin	14.9%	14.6%	15.4%	14.5%

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Income	$31.2	$32.7	$96.1	$92.2
Impact of acquisition-related expenses, net of tax(2)	1.5	0.3	5.2	1.5
Impairment charge, net of tax	0.6	—	2.0	—
Adjusted Net Income	$33.3	$33.0	$103.3	$93.7
(1) Includes the impact of the fair value markup of acquired long-lived assets.
(2) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory and other transaction costs.
(3) Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $(0.3) million and $(0.3) million for the three months ended September 30, 2020 and 2019, respectively, and $(0.1) million and $0.7 million for the nine months ended September 30, 2020 and 2019, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)

“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. We adjust Segment EBITDA for certain items that are not reflective of the normal earnings of our business (“Adjusted Segment EBITDA”). GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Construction Products
Revenues	$146.9	$115.9	$444.5	$337.5

Operating Profit	20.8	16.5	61.9	45.3
Add: Depreciation, depletion, and amortization expense	15.2	9.7	42.9	27.5
Segment EBITDA	36.0	26.2	104.8	72.8
Add: Impact of acquisition-related expenses(1)	—	—	1.9	1.4
Add: Impairment charge	0.8	—	0.8	—
Adjusted Segment EBITDA	$36.8	$26.2	$107.5	$74.2
Adjusted Segment EBITDA Margin	25.1%	22.6%	24.2%	22.0%

Energy Equipment
Revenues	$222.6	$210.2	$668.6	$623.6

Operating Profit	20.7	26.6	66.5	79.8
Add: Depreciation and amortization expense	7.3	6.9	22.8	21.2
Segment EBITDA	28.0	33.5	89.3	101.0
Add: Impact of acquisition-related expenses(1)	0.5	—	1.9	—
Add: Impairment charge	—	—	1.3	—
Adjusted Segment EBITDA	$28.5	$33.5	$92.5	$101.0
Adjusted Segment EBITDA Margin	12.8%	15.9%	13.8%	16.2%

Transportation Products
Revenues	$120.7	$120.6	$365.9	$333.4

Operating Profit	17.6	11.2	47.8	32.1
Add: Depreciation and amortization expense	4.4	4.3	13.5	12.0
Segment EBITDA	22.0	15.5	61.3	44.1
Add: Impact of acquisition-related expenses(1)	—	0.4	—	0.6
Add: Impairment charge	—	—	0.5	—
Adjusted Segment EBITDA	$22.0	$15.9	$61.8	$44.7
Adjusted Segment EBITDA Margin	18.2%	13.2%	16.9%	13.4%

Operating Loss - Corporate	$(17.0)	$(11.5)	$(41.2)	$(34.8)
Impact of acquisition-related expenses - Corporate(1)	1.4	—	3.0	—
Add: Corporate depreciation expense	1.3	0.8	3.7	2.5
Adjusted EBITDA	$73.0	$64.9	$227.3	$187.6
(1) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Diluted EPS, Free Cash Flow, and Net Debt to Adjusted EBITDA
(unaudited)

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in dollars per share)
Diluted EPS	$0.64	$0.67	$1.97	$1.89
Impact of acquisition-related expenses	0.03	0.01	0.11	0.03
Impairment charge	0.01	—	0.04	—
Adjusted Diluted EPS	$0.68	$0.68	$2.12	$1.92

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We use this metric to assess the liquidity of our consolidated business. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions. We define Free Cash Flow as cash provided by operating activities less capital expenditures.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in millions)
Cash Provided by Operating Activities	$106.4	$77.8	$226.7	$219.0
Capital expenditures	(13.3)	(22.1)	(56.9)	(61.0)
Free Cash Flow	$93.1	$55.7	$169.8	$158.0

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses "Net Debt to Adjusted EBITDA", which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	September 30, 2020	Proforma for Strata
	(in millions)
Total debt	$254.6	$254.6
Cash and cash equivalents	189.0	102.0
Net Debt	$65.6	$152.6

Adjusted EBITDA (trailing twelve months) (1)	$289.7	$299.9
Net Debt to Adjusted EBITDA	0.2	0.5
(1) Adjusted EBITDA includes 3 month pro-forma adjustment of $9.3 million for Cherry during Q4 of 2019, using previously disclosed annualized EBITDA of $37 million. Proforma Adjusted EBITDA includes $10.2 million of previously disclosed Adjusted EBITDA for Strata for the twelve months ended August 31, 2020.

972.942.6500	12	arcosa.com